Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share, consolidated net sales growth, Walmart U.S. eCommerce net sales growth, Walmart International net sales growth, consolidated operating income, expense leverage, grocery pickup and delivery locations, number of new units, capital expenditures and Walmart's effective tax rate for the fiscal year ending January 31, 2020, and comparable sales for Walmart U.S. and Sam's Club for the 53 weeks ending January 31, 2020. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Assumptions on which such forward-looking statements are based are also forward-looking statements. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: • economic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; competitive pressures; inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the impact of acquisitions, investments, divestitures, store or club closures, and other strategic decisions; • Walmart's ability to successfully integrate acquired businesses, including within the eCommerce space; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • changes in existing tax, labor and other laws and changes in tax rates; • the imposition of new taxes on imports and new tariffs and changes in tariff rates; • changes in existing trade restrictions and new trade restrictions; • customer traffic and average ticket in Walmart's stores and clubs and on its eCommerce websites; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, digital platforms, programs, merchandise offerings and delivery methods; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • the level and consistent availability of public assistance payments; • natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and • Walmart's expenditures for Foreign Corrupt Practices Act "FCPA" and other compliance related costs, including the adequacy of the accrual with respect to this matter. Such risks, uncertainties and factors also include the risks relating to Walmart’s strategy, operations and performance and the financial, legal, tax, regulatory, compliance, reputational and other risks discussed in Walmart’s most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the SEC. Walmart urges you to consider all of the risks, uncertainties and factors identified above or discussed in such reports carefully in evaluating the forward-looking statements in this release. Walmart cannot assure you that the results reflected or implied by any forward-looking statement will be realized or, even if substantially realized, that those results will have the forecasted or expected consequences and effects for or on Walmart’s operations or financial performance. The forward-looking statements made in this release are as of the date of this release. Walmart undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, adjusted EPS, comp sales excluding fuel, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

Fiscal Year 2020 Guidance Metric FY20 Guidance Consolidated net sales growth At least 3 percent in constant currency, affected: • Positively by the acquisition of Flipkart • Negatively by deconsolidation of Walmart Brazil • Negatively by planned tobacco sales reduction at Sam’s Club Comp sales growth • Walmart U.S.: +2.5 percent to +3 percent, excluding fuel • Sam’s Club: around +1 percent, excluding fuel; around +3 percent, excluding fuel and tobacco Walmart U.S. eCommerce net sales Around 35 percent growth Walmart International net sales growth Around 5 percent in constant currency Consolidated Operating Income • Decline by a low single-digit percentage range, including Flipkart • Increase by low single-digit percentage range, excluding Flipkart EPS • Decline by a low single-digit percentage range compared with FY19 adjusted EPS1 • Increase by a low to mid single-digit percentage range compared with FY19 adjusted EPS, excluding Flipkart Effective tax rate Approximately 26.5 percent - 27.5 percent Expense leverage Approximately 20 bps Walmart U.S. grocery pickup and delivery • Approximately 3,100 grocery pickup locations by year-end FY20 • Approximately 1,600 grocery delivery locations by year-end FY20 Capital expenditures Approximately $11 billion • Strong focus on store remodels, customer initiatives, eCommerce, technology and supply chain New Units • Walmart U.S. expects to open fewer than 10 stores • Walmart International expects to open slightly more than 300 new stores primarily in Walmex and China 1 Increase significantly compared with FY19 GAAP EPS 3

Walmart Inc. 1 1 1 1 (Amounts in millions, except per share data) Q4 $ Δ % Δ FY19 $ Δ % Δ Total revenue $ 138,793 $ 2,526 1.9% $ 514,405 $ 14,062 2.8% Total revenue, constant currency2 140,485 4,218 3.1% 515,107 14,764 3.0% Net sales 137,743 2,593 1.9% 510,329 14,568 2.9% Net sales, constant currency2 139,423 4,273 3.2% 511,037 15,276 3.1% Membership & other income 1,050 -67 -6.0% 4,076 -506 -11.0% Operating income 6,067 1,600 35.8% 21,957 1,520 7.4% Operating income, constant currency2 6,159 1,692 37.9% 21,959 1,522 7.4% Interest expense, net 605 106 21.2% 2,129 -49 -2.2% Other (gains) and losses -202 -202 NM 8,368 8,368 NM Consolidated net income attributable to Walmart 3,687 1,512 69.5% 6,670 -3192 -32.4% EPS 1.27 0.54 74.0% 2.26 -1.02 -31.1% Adjusted EPS2 1.41 0.08 6.0% 4.91 0.49 11.1% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. NM = Not meaningful 4

Walmart Inc. Q4 bps Δ1 FY19 bps Δ1 Gross profit rate 23.8% -21 bps 24.5% -18 bps Operating expenses as a percentage of net sales 20.2% -138 bps 21.0% -48 bps Effective tax rate2 32.7% 1,240 bps 37.4% 694 bps Debt to total capitalization3 NP NP 44.5% 710 bps Return on assets4 NP NP 3.4% -180 bps Return on investment4 NP NP 14.2% — bps 1 Basis points change versus prior year comparable period. 2 The increase in the effective tax rate for the quarter was primarily due to adjustments related to Tax Reform and the impact of Flipkart, partially offset by the benefit of federal tax regulations issued late in Q4. The increase in the effective tax rate for the full year was primarily due to the loss on sale of a majority stake in Walmart Brazil, adjustments related to Tax Reform and the impact of Flipkart. 3 Debt to total capitalization calculated as of January 31, 2019. Increase versus prior comparable period primarily due to $16 billion debt issuance to fund a portion of the purchase price for the Flipkart acquisition. Debt includes short-term borrowings, long-term debt due within one year, capital lease and financing obligations due within one year, long-term debt and long-term capital lease and financing obligations. Total capitalization includes debt and total Walmart shareholders' equity. 4 Calculated for the trailing 12 months ended January 31, 2019. For ROI, see press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 5 NP = not provided; NM = not meaningful

Walmart Inc. 1 1 (Amounts in millions) Q4 $ Δ % Δ Receivables, net $ 6,283 $ 669 11.9% Inventories 44,269 486 1.1% Accounts payable 47,060 968 2.1% 1 Change versus prior year comparable period. 6

Walmart Inc. 1 (Amounts in millions) FY19 $ Δ Operating cash flow $ 27,753 $ -584 Capital expenditures 10,344 293 Free cash flow2 $ 17,409 -877 1 1 (Amounts in millions) Q4% Δ FY19% Δ Dividends $ 1,505 —% $ 6,102 -0.3% Share repurchases3 3,249 98.1% 7,410 -10.7% Total $ 4,754 51.2% $ 13,512 -6.3% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 $11.3 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 7 80 million shares in fiscal 2019.

Walmart U.S. (Amounts in millions) Q4 Δ1 FY19 Δ1 Net sales $90,520 4.6% $331,666 4.1% Comparable sales2,3 4.2% 160 bps 3.6% 150 bps • Comp traffic 0.9% -70 bps NP NP • Comp ticket 3.3% 230 bps NP NP eCommerce impact3 ~180 bps ~120 bps NP NP Gross profit rate Decrease -27 bps Decrease -28 bps Operating expense rate Decrease -46 bps Decrease -23 bps Operating income4 $5,043 7.3% $17,386 2.3% 1 Change versus prior year comparable period. 2 Comp sales for the 13-week and 52-week period ended January 25, 2019, excluding fuel. 3 The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition. 4 In the first quarter of fiscal 2019, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period. NP - Not provided 8

Walmart U.S. - quarterly financial highlights Sales • Comp sales1 increased 4.2% driven by ticket growth of 3.3% and traffic growth of 0.9%. eCommerce contributed approximately 180 basis points to segment comp sales growth with strength in Grocery Pickup & Delivery and eCommerce ship-to-home. • On a two-year stacked basis, comp sales were up 6.8%, the best result in nine years. Traffic was up 2.5% on a two-year stack basis. • Grocery was particularly strong with mid single-digit comp growth in the quarter and the best two-year stack comp in nine years. • The early release of government SNAP assistance benefited segment comp sales by about 40 basis points. Gross profit rate • Gross profit rate declined 27 basis points due primarily to the mix effects from our growing eCommerce business, our planned pricing strategy, and increased transportation expenses. Expenses • Operating expenses leveraged 46 basis points. Physical stores leveraged expenses for the eighth consecutive quarter largely due to strong sales performance and productivity improvements, partly offset by investments in eCommerce and technology. The overlap from last year's discrete charges benefited expense leverage by 12 basis points. Inventory • Inventory levels and in-stocks are in good shape as we start the new fiscal year. Q4 comp store inventory was up 0.8% and total inventory was up approximately 2%.  Format growth • We had net openings of 2 Supercenters and closed 1 Neighborhood Market. We remodeled about 90 stores in Q4 and nearly 500 stores in FY19. • As of Q4, we had more than 2,100 grocery pickup locations, nearly 800 stores with grocery delivery and more than 700 pickup towers. 1 Comp sales for the 13-week period ended January 25, 2019, excluding fuel. 9

Walmart U.S. - quarterly merchandise highlights Category Comp Comments Momentum continued in food and consumables with strong comp sales and traffic in the quarter. On a two-year stack basis, the grocery 1 comp was the best in nine years. Sales strength was broad-based as Grocery + mid single-digit customers are responding favorably to our pricing strategy, omni offer and improved private brands. Also, the early release of February SNAP assistance benefited comp sales. Pharmacy comp sales benefited from branded drug inflation, but was Health & wellness + low single-digit partially offset by a decline in 90-day scripts due to lapping last year's elevated cold, cough and flu season. General We delivered solid sales results across all categories, including strong merchandise2 + mid single-digit holiday sales. Toys, home, seasonal and electronics categories were the strongest performers in the quarter. 1 Includes food and consumables. 2 General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal. 10

Walmart International Constant Constant 1 1 (Amounts in millions) Reported currency Reported currency Q4 Δ2 Q4 Δ2 FY191 Δ2 FY19 Δ2 Net sales $32,317 -2.3% $33,997 2.7% $120,824 2.3% $121,532 2.9% Gross profit rate Decrease -116 bps NP NP Decrease -41 bps NP NP Operating income3 $1,170 -9.9% $1,262 -2.8% $4,883 -6.6% $4,885 -6.6% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 In the first quarter of fiscal 2019, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period. 11

Walmart International - quarterly financial highlights Sales • Positive comp sales growth in three of our four largest markets - Mexico, U.K. and Canada. In China, we saw a slightly negative comp in the quarter as a calendar shift of the Mid-Autumn Festival and a slower economic environment affected sales growth. • The deconsolidation of Brazil was a sales headwind in the quarter offset by the inclusion of Flipkart sales for a full quarter. • Currency negatively affected net sales by $1.7 billion. Gross profit • Gross profit rate declined 116 bps on a reported basis, primarily due to Flipkart. Operating income • Operating income in the quarter declined 9.9% on a reported basis and declined 2.8% in constant currency. • Changes in currency rates resulted in an approximately $90 million headwind to operating income. • Factors affecting our 4Q19 comparison included: ◦ The inclusion of Flipkart during the full quarter this year ◦ Lapping approximately $400 million of restructuring and impairment charges last year; • Without these items, underlying operating income would have increased slightly in constant currency. Inventory • During the quarter, inventory grew faster than sales on a reported basis. 12

Walmart International - key market quarterly results Comp3 Gross 1,2 Net Operating Country 3 profit sales income3 Sales Traffic Ticket rate3 Walmex4 3.8% 0.1% 3.7% 5.3% Increase Increase China -0.2% 1.3% -1.5% 1.0% Decrease Increase Canada 1.1% 0.7% 0.4% 1.5% Increase Decrease United Kingdom5 1.0% 0.7% 0.3% 2.7% Decrease Decrease 1 Results are presented on a constant currency basis here and for all key market highlights. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Walmex includes the consolidated results of Mexico and Central America. 5 Comp sales for the United Kingdom are presented excluding fuel.  13

Walmart International - key market highlights Walmex • Net sales increased 5.3% and comp sales increased 3.8%, led by strength in Mexico. ◦ In Mexico, comp sales increased 4.6% or 11.0% on a two-year stacked basis. ◦ Continued to grow ahead of the market, including during the El Buen Fin event. ◦ Accelerated expansion with the opening of 57 new stores (45 new stores in Mexico and 12 new locations in Central America). • Comp sales growth continued to outpace ANTAD1 self-service and clubs; Walmex has now outperformed the market for 16 consecutive quarters. ◦ Increased omnichannel sales in Mexico by over 40% during 4Q FY19. • Gross profit rate increased due to more effective negotiations with suppliers, especially for seasonal events, which was partly offset by price investments. • Operating income grew faster than sales, primarily through gross profit improvement and other income contribution, while expenses were held in line with sales. China • Net sales increased 1.0% and comp sales decreased -0.2%. • Sales were affected by factors including: ◦ Calendar shift of the Mid-Autumn Festival from early October 2017 (4Q FY18) into late September 2018 (3Q FY19); ◦ Intensifying competition from both online and traditional retailers; ◦ Slower economic growth. • Gross profit rate declined due to promotional events, investments to support increased online and multichannel sales growth and price investments in fresh. • Operating expense leverage due to store cost controls resulting from our “operate for less” program, which included lower store occupancy, labor and utility costs. • Operating income increased due to sales growth and expense leverage. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores 14

Walmart International - key market highlights Canada • Net sales increased 1.5%, with comp sales growth of 1.1%. ◦ Comp sales growth benefited from strength in grocery, consumables and health and wellness, partly offset by softer general merchandise sales. ◦ Maintained our market share position in grocery, consumables and health & wellness, for the 12-week period ended January 26th, according to Nielsen. • Gross profit rate increased mainly due to margin rates improvement in the grocery, health & wellness and consumables categories. • Expenses deleveraged due to a combination of factors, including statutory wage changes, investments to accelerate omnichannel and store investments to improve the customer experience. • Operating income declined primarily due to SG&A expense deleverage. U.K. • Net sales increased by 2.7%, with comp sales growth of 1.0%. ◦ This is the seventh consecutive quarter of positive comp sales growth in a highly competitive market. ◦ Sales excluding fuel benefited from continued strength in grocery with increased private label brand penetration and strong online grocery sales. ◦ An improved customer experience supported positive comp traffic growth for the second consecutive quarter. • Gross profit rate declined, reflecting continued price investments in food and mix dilution from higher fuel sales, only partly offset by non-food category margin rate improvement. • Leveraged operating expenses on higher sales and strong cost controls. • Operating income declined in the quarter, as planned, primarily due to the decrease in gross profit rate. 15

Sam's Club

(Amounts in millions)	With fuel		Without fuel[1]		With fuel		Without fuel[1]	
	Q4	Δ[2]	Q4	Δ[2]	FY19	Δ[2]	FY19	Δ[2]
Net sales	$14,906	-3.7%	$13,657	-4.1%	$57,839	-2.3%	$52,332	-3.9%
Comparable sales[3]	3.7%	10 bps	3.3%	90 bps	5.5%	250 bps	3.8%	180 bps
• Comp traffic	NP	NP	6.4%	210 bps	NP	NP	NP	NP
• Comp ticket	NP	NP	-3.1%	-120 bps	NP	NP	NP	NP
eCommerce impact	NP	NP	~90 bps	~10 bps	NP	NP	NP	NP
Gross profit rate	Increase	98 bps	Increase	85 bps	Decrease	-2 bps	Increase	12 bps
Membership income	NP	NP	NP	2.2%	NP	NP	NP	1.5%
Operating income[4]	$414	NM	$356	NM	$1,520	66.1%	$1,383	73.5%

[1] Represents financial information of all non-fuel operations. For the three and twelve months ended January 31, 2019, fuel sales were $1.2 billion and $5.5 billion, respectively, and fuel operating income was $58 million and $137 million, respectively.

[2] Change versus prior year comparable period.

[3] Comp sales for the 13-week and 52-week period and ended January 25, 2019. Tobacco sales negatively affected comparable sales by approximately 200 and 190 basis points for Q4 and FY19, respectively.

[4] In the first quarter of fiscal 2019, the company revised its corporate overhead allocations to the operating segments. Accordingly, previous segment operating income was recast to be comparable to the current period.

NP - Not provided

Sam's Club
Savings Made Simple

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Sam's Club - quarterly financial highlights Sales • Comp sales1 increased 3.3% and comp traffic grew 6.4%. Tobacco negatively affected comp sales by 200 basis points, and the transfer of sales from closed clubs contributed approximately half of the 3.3% growth, excluding fuel. • eCommerce sales increased 21%. • Private brand sales penetration reached 26%, excluding fuel and tobacco. Gross profit • Gross profit rate increased 98 basis points and 85 basis points, with and without fuel, respectively. Higher margins on sales of fuel benefited gross profit. Without fuel, gross profit increased as a result of lapping markdowns and inventory liquidation associated with club closures in January 2018, as well as a reduction in sales of tobacco. These were partially offset by investments in price, higher eCommerce fulfillment costs and shrink. Operating expenses • Operating expenses as a percentage of net sales decreased 355 and 383 basis points, with and without fuel, respectively. Operating expense leverage is primarily the result of lapping a charge of approximately $565 million associated with club closures and discontinued real estate projects in January 2018. This was partially offset by a reduction in sales of tobacco, along with greater incentive compensation and wages. Membership income • Membership income increased 2.2%. Trends in membership improved, and membership count is essentially flat versus last year despite the closure of nearly 10% of the club base. The Plus membership tier performed well due to improvements in the value proposition, including free shipping with no minimum purchase. Inventory • Inventory declined 5.6% and inventory at comp clubs declined 3.0%. 1 Comp sales for the 13-week period ended January 25, 2019, excluding fuel. 17

Sam's Club - quarterly category highlights Category Comp Comments Fresh / Freezer / Cooler + mid single-digit Deli, cooler and frozen performed well. Grocery and beverage + high single-digit Soda, water, candy, snacks and chips performed well. Consumables + low double-digit Most categories achieved at least mid single-digit growth. Home and apparel + mid single-digit Apparel, toys, home and hardlines performed well. Technology, office and Intentional de-emphasis on events across consumer electronics were offset by mobile and entertainment - mid single-digit gift cards that performed well. Health and wellness + low single-digit OTC and pharmacy performed well. 18

Third-party FCPA and compliance-related expenses Q4 YTD (Amounts in millions) FY19 FY18 FY19 FY18 Ongoing inquiries and investigations $3 $4 $17 $14 Global compliance program and organizational enhancements 3 3 13 26 Total $6 $7 $30 $40 These expenses are included in our Corporate and support expenses. These amounts exclude the accrual made in Q3 FY19 for the securities class-action and the accrual made in Q3 FY18 for the FCPA matter. 19

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with U.S. generally accepted accounting principles ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 3.4 percent and 5.2 percent for the trailing twelve months ended January 31, 2019 and 2018, respectively. The decline in ROA was primarily due to the decrease in consolidated net income over the trailing twelve months, resulting from the $4.5 billion net loss related to the sale of a majority stake in Walmart Brazil and unrealized loss on our JD.com investment. ROI was 14.2 percent for the trailing twelve months ended January 31, 2019, which was flat compared to the prior year comparable period. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. As mentioned above, we consider ROA to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. Beginning in the first quarter of fiscal year 2020, our calculation of ROI will change upon adoption of ASU 2016-02, Leases, primarily to replace the factor of rent times 8 with US GAAP operating lease assets. 20

Non-GAAP measures - ROI cont.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, is as follows:

CALCULATION OF RETURN ON ASSETS

(Dollars in millions)	Trailing Twelve Months Ended January 31, 2019	Trailing Twelve Months Ended January 31, 2018
Numerator		
Consolidated net income	$ 7,179	$ 10,523
Denominator		
Average total assets[1]	$ 211,909	$ 201,674
Return on assets (ROA)	3.4%	5.2%

Certain Balance Sheet Data	As of January 31, 2019	2018	2017
Total assets	$ 219,295	$ 204,522	$ 198,825
Accumulated depreciation and amortization	87,175	83,039	76,951
Accounts payable	47,060	46,092	41,433
Accrued liabilities	22,159	22,122	20,654

CALCULATION OF RETURN ON INVESTMENT

(Dollars in millions)	Trailing Twelve Months Ended January 31, 2019	Trailing Twelve Months Ended January 31, 2018
Numerator		
Operating income	$ 21,957	$ 20,437
+ Interest income	217	152
+ Depreciation and amortization	10,678	10,529
+ Rent	3,004	2,932
Adjusted operating income	$ 35,856	$ 34,050
Denominator		
Average total assets[1]	$ 211,909	$ 201,674
+ Average accumulated depreciation and amortization[1]	85,107	79,995
- Average accounts payable[1]	46,576	43,763
- Average accrued liabilities[1]	22,141	21,388
+ Rent x 8	24,032	23,456
Average invested capital	$ 252,331	$ 239,974
Return on investment (ROI)	14.2%	14.2%

[1] The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

Walmart

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Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $27.8 billion for the twelve months ended January 31, 2019, which declined when compared to $28.3 billion for the twelve months ended January 31, 2018 primarily due to timing of vendor payments, partially offset by lower tax payments mainly resulting from Tax Reform and the timing of tax payments. We generated free cash flow of $17.4 billion for the twelve months ended January 31, 2019, which declined when compared to $18.3 billion for the twelve months ended January 31, 2018 due to the same reasons as the decline in net cash provided by operating activities, as well as $0.3 billion in increased capital expenditures. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Fiscal Years Ended January 31, (Dollars in millions) 2019 2018 Net cash provided by operating activities $ 27,753 $ 28,337 Payments for property and equipment (capital expenditures) -10,344 -10,051 Free cash flow $ 17,409 $ 18,286 Net cash used in investing activities1 $ -24,036 $ -9,079 Net cash used in financing activities -2,537 -19,875 1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.

Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations. The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and twelve months ended January 31, 2019.

	Three Months Ended January 31,				Twelve Months Ended January 31,			
	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]	2019	Percent Change[1]
(Dollars in millions)	Walmart International		Consolidated		Walmart International		Consolidated	
Total revenues:								
As reported	$ 32,646	-2.4%	$ 138,793	1.9%	$ 122,140	2.0%	$ 514,405	2.8%
Currency exchange rate fluctuations	1,692	N/A	1,692	N/A	702	N/A	702	N/A
Constant currency total revenues	$ 34,338	2.6%	$ 140,485	3.1%	$ 122,842	2.6%	$ 515,107	3.0%
Net sales:								
As reported	$ 32,317	-2.3%	$ 137,743	1.9%	$ 120,824	2.3%	$ 510,329	2.9%
Currency exchange rate fluctuations	1,680	N/A	1,680	N/A	708	N/A	708	N/A
Constant currency net sales	$ 33,997	2.7%	$ 139,423	3.2%	$ 121,532	2.9%	$ 511,037	3.1%
Operating income:								
As reported	$ 1,170	-9.9%	$ 6,067	35.8%	$ 4,883	-6.6%	$ 21,957	7.4%
Currency exchange rate fluctuations	92	N/A	92	N/A	2	N/A	2	N/A
Constant currency operating income	$ 1,262	-2.8%	$ 6,159	37.9%	$ 4,885	-6.6%	$ 21,959	7.4%

[1] Change versus prior year comparable period.

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Non-GAAP measures - adjusted EPS Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance. We have calculated Adjusted EPS for the three months and fiscal year ended January 31, 2019 by adjusting EPS for the following: (1) adjustments in the provisional amount related to Tax Reform, (2) unrealized gains and losses on the company's equity investment in JD.com and (3) for the fiscal year ended January 31, 2019 only, the loss on sale of a majority stake in Walmart Brazil. We adjust for the following two items on a recurring basis each quarter: • Tax Reform - The SEC allowed companies to record provisional amounts during a one year measurement period from the U.S. Tax Reform enactment date. While the company recorded provisional amounts in fiscal 2018, the company adjusted such provisional amounts during fiscal 2019. As the company adjusted EPS in fiscal 2018, for consistency, the company also adjusted EPS in fiscal 2019 for changes to the provisional amounts. This is the last quarter the company will adjust for Tax Reform. • Unrealized gains and losses - Beginning in fiscal 2019, due to a change in U.S. accounting principles, Walmart is required to include unrealized gains/losses of certain equity investments within net income.  The company's unrealized gains/losses primarily relate to Walmart's equity investment in JD.com.  While the company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS for the unrealized JD.com investment gains/losses. 24

Non-GAAP measures - adjusted EPS

	Three Months Ended January 31, 2019			Percent Change[1]	Fiscal Year Ended January 31, 2019[2]			Percent Change[1]
Diluted earnings per share:								
Reported EPS[3]			$ 1.27	74.0%			$ 2.26	-31.1%
Adjustments:	Pre-Tax Impact	Tax Impact[4]	Net Impact		Pre-Tax Impact	Tax Impact[4]	Net Impact	
Loss on sale of majority stake in Walmart Brazil	—	—	—		1.64	-0.10	1.54	
Unrealized (gains) and losses on JD.com investment	$ -0.06	$ 0.03	$ -0.03		$ 1.20	$ -0.25	$ 0.95	
Adjustment to provisional amount for Tax Reform	—	0.17	0.17		—	0.16	0.16	
Net adjustments			$ 0.14				$ 2.65	
Adjusted EPS[3]			$ 1.41	6.0%			$ 4.91	11.1%

[1] Change versus prior year comparable period.

[2] Quarterly net impact of individual adjustments or Adjusted EPS may not sum to YTD net impact of individual adjustments or YTD Adjusted EPS due to rounding. Additionally, the sum of all individual adjustments may not sum due to rounding.

[3] The reported effective tax rate was 32.7% and 37.4% for the three months and fiscal year ended January 31, 2019, respectively. When adjusted for the above items, the effective tax rate was 22.8% and 24.6% for the three months and fiscal year ended January 31, 2019, respectively.

[4] Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

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Non-GAAP measures - adjusted EPS

As previously disclosed in our fiscal year ended January 31, 2018 press release, we have calculated Adjusted EPS for the three months and the fiscal year ended January 31, 2018 by adjusting EPS for the following: (1) restructuring charges, (2) losses on the early extinguishment of certain debt, (3) asset impairments and write-offs, (4) U.S. associate lump sum bonuses, (5) the impact of U.S. Tax Reform, (6) a legal settlement recovery and, for the fiscal year ended January 31, 2018 only, the (7) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter and (8) the gain on sale of Suburbia. The most directly comparable financial measure calculated in accordance with GAAP is EPS.

	Three Months Ended January 31, 2018			Fiscal Year Ended January 31, 2018			
Diluted earnings per share:							
Reported EPS			$ 0.73				$ 3.28
Adjustments:	**Pre-Tax Impact**	**Tax Impact[1]**	**Net Impact**	**Pre-Tax Impact**	**Tax Impact[1]**	**NCI Impact[4]**	**Net Impact**
Restructuring charges[2]	$ 0.40	$ -0.12	$ 0.28	$ 0.40	$ -0.12	$ —	$ 0.28
Loss on extinguishment of debt	0.34	-0.13	0.21	1.05	-0.38	—	0.67
Asset impairments and write-offs[3]	0.18	-0.06	0.12	0.23	-0.07	—	0.16
FCPA accrual	—	—	—	0.09	—	—	0.09
Associate lump sum bonus	0.15	-0.06	0.09	0.15	-0.06	—	0.09
U.S. Tax Reform benefit	—	-0.07	-0.07	—	-0.07	—	-0.07
Gain on sale of Suburbia	—	—	—	-0.13	0.04	0.04	-0.05
Legal settlement recovery	-0.05	0.02	-0.03	-0.05	0.02	—	-0.03
Net adjustments			$ 0.60				$ 1.14
Adjusted EPS			$ 1.33				$ 4.42

[1] Calculated based on nature of item and statutory rate in effect for relevant jurisdictions.
[2] Restructuring charges include $0.20 for restructurings in the U.S., primarily relating to Sam's Club store closures and Home Office severance, and $0.08 for Walmart International, primarily due to the winding down of the first party Brazil eCommerce operations.
[3] Asset impairments and write-offs for Q4 include $0.08 of impairment charges due to decisions to discontinue certain real estate projects at Walmart U.S. and Sam's Club and technology assets at Corporate, and $0.04 for the write-off of certain assets at Walmart International.
[4] Calculated based on the ownership percentages of the noncontrolling interest at Walmex.
[5] Includes $0.04 in Q3 related to decision to exit certain properties in a Walmart International market.

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Additional resources at stock.walmart.com • Unit counts & square footage • Comparable store sales, including and excluding fuel • Terminology • Fiscal year 2020 earnings dates 27